As filed with the Securities and Exchange Commission on September 17, 2010
Registration No. 333-140590

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1

to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BOOTS & COOTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2908692
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o Boots & Coots, LLC
3000 N. Sam Houston Pkwy East
Houston, Texas 77032
(281) 871-2699
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Andrew M. Baker
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
(214) 953-6500
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURE

REMOVAL OF SECURITIES FROM REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 of Boots & Coots, Inc. (formerly named Boots & Coots International Well Control, Inc., the “Company”) originally filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2007, as amended (Registration No. 333-140590) (the “Registration Statement”), that was declared effective by the SEC on April 18, 2007. The Registration Statement registered 29,900,000 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”). On September 17, 2010, pursuant to an Agreement and Plan of Merger, dated as of April 9, 2010, by and among Halliburton Company, a Delaware corporation (“Halliburton”), Gradient, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Halliburton (“Merger Sub”), and the Company, the Company merged with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Halliburton that has been renamed Boots & Coots, LLC. As a result of such merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.
     This Post-Effective Amendment No. 1 is being filed to remove from registration any and all Common Stock not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 17, 2010.

BOOTS & COOTS, LLC successor by merger to Boots & Coots, Inc.
By:	/s/ Mark A. McCollum
	Name:	Mark A. McCollum
	Title:	Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Probert	President	September 17, 2010
Timothy J. Probert	(Principal Executive Officer)

/s/ Mark A. McCollum	Senior Vice President and	September 17, 2010
Mark A. McCollum	Manager
(Principal Financial Officer)

/s/ Evelyn M. Angelle	Vice President, Controller and	September 17, 2010
Evelyn M. Angelle	Principal Accounting Officer

/s/ Mark A. Krutsinger	Manager	September 17, 2010
Mark A. Krutsinger